Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2007 Financial Results

San Diego, CA, July 19, 2007 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2007.

Total revenues in the second quarter of 2007 were $4.8 million, compared to $9.3 million in the second quarter of 2006. Total revenues in the first half of 2007 were $9.7 million, compared to $21.5 million in the first half of 2006. Revenues in the first half of 2006 included $9.0 million from milestones received under Arena’s collaborations with Ortho-McNeil Pharmaceutical, Inc. and Merck & Co, Inc. Arena reported a net loss allocable to common stockholders in the second quarter of 2007 of $39.1 million, or $0.64 per share, and a net loss allocable to common stockholders in the first half of 2007 of $71.5 million, or $1.18 per share. This compares with a net loss allocable to common stockholders in the second quarter of 2006 of $19.0 million, or $0.40 per share, and a net loss allocable to common stockholders in the first half of 2006 of $31.7 million, or $0.71 per share.

“We are continuing to implement our plans in accordance with guidance, including advancing the Phase 3 lorcaserin obesity program, completing enrollment of a Phase 2 trial of APD125, being investigated for insomnia, and initiating dosing in our first Phase 1 trial of APD791, being investigated for thrombosis. In addition, we closed a real estate transaction that strengthened our financial position by adding nearly $50 million to our balance sheet,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are looking forward to multiple clinical announcements in the third quarter, including the month-six DSMB review for lorcaserin and data from the APD125 Phase 2 trial.”

Research and development expenses totaled $40.9 million in the second quarter of 2007, compared to $22.1 million in the second quarter of 2006. Research and development expenses in the first half of 2007 totaled $76.6 million, compared to $42.6 million in the first half of 2006. The increase in research and development expenses is primarily attributable to increased clinical trial costs related to the Phase 3 lorcaserin BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) trial and the Phase 2 APD125 trial for the treatment of insomnia. Research and development expenses in the first half of 2007 included $2.1 million in non-cash, stock-based compensation expense, compared to $1.4 million in the first half of 2006. General and administrative expenses totaled $6.8 million in the second quarter of 2007, compared to $3.7 million in the second quarter of 2006. General and administrative expenses in the first half of 2007 totaled $11.8 million, compared to $9.3 million in the first half of 2006. This increase in general and administrative expenses is primarily attributable to personnel-related expenses, primarily non-cash, stock-based compensation expense. General and administrative expenses in the first half of 2007 included $2.0 million in stock-based compensation, compared to $1.0 million in the first half of 2006.

Interest and other income, net, in the three and six months ended June 30, 2006 included a $4.6 million non-cash charge related to a warrant settlement with one of the holders of Arena’s preferred stock.

Cash, cash equivalents and short-term investments totaled $371.0 million at June 30, 2007. Approximately 61.0 million shares of common stock were outstanding at June 30, 2007.

Arena’s Second Quarter and Recent Highlights

•                 Initiated dosing in a Phase 1 trial evaluating APD791, Arena’s orally administered, internally discovered drug candidate intended for the treatment of arterial thrombo-embolic diseases. This Phase 1 trial, expected to enroll up to 72 volunteers, is primarily intended to evaluate the safety and tolerability of single ascending doses of APD791 and will also evaluate the pharmacokinetics and pharmacodynamics of APD791.

•                 Completed patient enrollment in a Phase 2 trial of APD125, a randomized, double-blinded, placebo-controlled study evaluating the safety and efficacy of nighttime dosing in 173 patients with chronic insomnia at approximately 25 centers in the United States.

•                 Completed the sale to an affiliate of BioMed Realty Trust, Inc. of three properties owned and occupied by Arena and the assignment to BioMed of an option to purchase a fourth property currently leased and primarily occupied by Arena. Total consideration received by Arena for the properties and the purchase option was $50.1 million. Concurrently with the closing of the transaction, Arena leased back the three properties sold to BioMed under leases with 20-year terms and two consecutive options to extend such terms for five years each. As part of the transaction, Arena also retained the option to purchase from BioMed all the properties included in the transaction on the 10th, 15th or 20th anniversary of the execution date of the leases.

Updated Financial Guidance for 2007

Arena also reported that it is increasing its financial guidance for 2007 year-end cash, cash equivalents and short-term investments to approximately $259 to $271 million from $211 to $223 million previously guided. The increase is due to the net proceeds of approximately $48 million Arena received in May from the sale and leaseback of properties to an affiliate of BioMed Realty Trust, Inc.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the second quarter 2007 financial results, and to provide a corporate update today, Thursday, July 19, 2007, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.202.0886 for domestic callers and 617.213.8841 for international callers. Please specify to the operator that you would like to join the “Arena Second Quarter Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through October 2007:

•                  NewsMakers in the Biotech Industry Conference, September 6, 2007, New York, New York

•                  Bear Stearns 20th Annual Healthcare Conference, September 10-11, 2007, New York, New York

•                  ThinkEquity Partners’ 5th Annual Growth Conference, September 17-20, 2007, San Francisco, California

•                  A.G. Edwards’ Emerging Growth Conference 2007, September 18-19, 2007, New York, New York

•                  Maxim Group Growth Conference, September 20, 2007, New York, New York

•                  UBS Global Life Sciences Conference, September 24-27, 2007, New York, New York

•                  Natexis Bleichroeder The Hidden Gems Conference, October 8, 2007, New York, New York

•                  BIO InvestorForum 2007, October 9-11, 2007, San Francisco, California

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory, and metabolic diseases. Arena’s most advanced product candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, includes compounds being evaluated independently and with its partners, Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena’s implementation of its plans, expected clinical announcements, including the month-six DSMB review for lorcaserin and data from the APD125 Phase 2 trial, the protocol, design, scope, enrollment and other aspects of the clinical trials of APD791 and APD125, the tolerability, side effects, efficacy and potential of Arena’s product candidates and compounds, and other statements about Arena’s strategy, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s planned clinical trials may not proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues
Total revenues	$4,811	$9,328	$9,722	$21,454

Expenses
Research and development	40,860	22,076	76,615	42,566
General and administrative	6,840	3,730	11,763	9,338
Amortization of acquired technology	384	384	768	768
Total expenses	48,084	26,190	89,146	52,672

Interest and other income (expense), net	4,665	(1,647)	8,921	483
Net loss	(38,608)	(18,509)	(70,503)	(30,735)
Dividends on redeemable convertible preferred stock	(524)	(504)	(1,038)	(997)
Net loss allocable to common stockholders	$(39,132)	$(19,013)	$(71,541)	$(31,732)

Net loss per share allocable to common stockholders, basic and diluted	$(0.64)	$(0.40)	$(1.18)	$(0.71)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	60,914	47,115	60,825	44,795

Arena Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$370,999	$388,825
Accounts receivable	834	310
Other current assets	9,864	10,551
Land, property and equipment, net	56,766	56,500
Acquired technology, investments and other assets	13,588	12,279
Total assets	$452,051	$468,465

Liabilities and Stockholders’ Equity
Deferred revenues	$9,554	$13,054
Other current liabilities	25,946	22,947
Financing obligation related to sale leaseback transactions & other long-term liabilities	62,981	14,541
Redeemable convertible preferred stock	52,846	51,808
Stockholders’ equity	300,724	366,115
Total liabilities and stockholders’ equity	$452,051	$468,465

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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